UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 28, 2005

SUNRISE ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11248	84-0938688
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

551 Fifth Avenue, Suite 601, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(212) 973-0063

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

     As Registrant reported in its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed by Registrant on or about January 3, 2005, (See: Note 3 to the Financial Statements and “Other Information,” Item 5 therein), on October 4, 2004 Registrant and certain stockholders of Registrant entered into a Stock Purchase Agreement and Plan of Reorganization with the shareholders of Esko Pivnich (the “Agreement”). The Agreement was subject to a series of conditions, including among others: listing the Company’s shares on the Over The Counter Quotation System. On or about May 23, 2005, Registrant’s common shares were approved for trading on the OTCBB under the symbol SEYR, and all other conditions were satisfied, and the above transaction was finalized.

     Pursuant to the Agreement, Registrant has acquired all of the outstanding common stock of Esko Pivnich, an oil and gas production and development company incorporated and operating in Ukraine. In addition, certain stockholders of Registrant sold 5.0 million shares to shareholders of Esko Pivnich (“EP Shareholders”), and the Registrant also issued 10,479,900 shares to certain EP Shareholders. As a result of the transaction, Registrant holds Esko Pivnich as a wholly-owned subsidiary and Registrant’s business focuses on oil and gas production and development in Ukraine. A copy of the Agreement was filed as Exhibit 10.1 to Registrant’s Form 10-QSB for the quarter ended September 30, 2004. There was no prior material relationship between the Registrant or its affiliates, including the selling stockholders, and any of the purchasers or former shareholders of Esko Pivnich.

Item 2.01.    Completion of Acquisition or Disposition of Assets

     Under the terms of the Agreement, Registrant completed the acquisition of 100% of the outstanding stock of Esko Pivnich, a corporation organized under, and operating in, Ukraine. As a result of the acquisition of Esko Pivnich, Registrant acquired indirect ownership and control of all of the oil and gas producing assets, proved developed and proved undeveloped oil and gas reserves, mining concessions, production facilities and other related assets of Esko Pivnich. Esko Pivnich was acquired from the EP Shareholders who, together, owned 100% of the issued and outstanding stock.

     As part of the transaction, Registrant has issued and delivered to the EP Shareholders a total of 10,479,900 shares of Registrant’s common stock. Following completion of the transaction, the EP Shareholders hold a total of 15,309,900 shares of common stock of Registrant, totaling approximately 91% of the issued and outstanding common stock.

     The selling stockholders, having loaned to the Registrant certain amounts in order to enable Registrant to complete the transaction, agreed that, upon finalizing the transaction, the obligation to repay any and all such amounts loaned to Registrant be waived and Registrant have no obligation to repay the loans.

Item 3.02.    Unregistered Sales of Equity Securities

     As part of the transaction described above, in exchange of the EP shares, Registrant has issued 10,479,900 shares to a purchaser outside the United States who was the holder of the majority of the outstanding stock of Esko Pivnich. The sale of the shares is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as the purchaser had full information concerning the business and affairs of Registrant and all certificates issued bear appropriate restrictive legends. No underwriter was involved in the transaction.

Item 5.01.    Changes in Control of Registrant

     Effective as of June 28, 2005, and in accordance with Rule 14f-1 adopted under the Securities Exchange Act, the Registrant’s only officer, David A. Melman, has resigned and was replaced by Konstantin Tsiryulnikov, as Chairman, Principal Financial and Accounting Officer and Secretary. Also on the above mentioned date, the following persons have been added to the Registrant’s Board of Directors: Leon Golden, Abraham Bennun, and David Melman.

     As a result of purchases of common stock from selling stockholders and purchases from the Registrant, the following may be deemed to be in control of Registrant:

Halton Impex Corp.	11,143,223	65%
627 Lyons Lane
Oakville
Ontario L6J 5Z7
Canada
Eduard Tsiryulnikov (1)	11,143,223	65%
627 Lyons Lane
Oakville
Ontario L6J 5Z7
Canada
Konstantin Tsiryulnikov (1)	11,143,223	65%
627 Lyons Lane
Oakville
Ontario L6J 5Z7
Canada

___________________

(1) Eduard Tsiryulnikov is the sole shareholder of Halton Impex Corp. and is the father of Mr. Konstantin Tsiryulnikov, a director and officer of the Company. Halton Impex is a privately owned corporation, which owns 65% of the issued shares of the Company.

     For additional information, reference is made to Schedule 14f-1 filed by Registrant on or about January 6, 2005, a copy of which was attached to Form 8-K filed by Registrant on or about January 3, 2005.

Item 8.01.    Other Events

     Listing of Registrant Common Shares on the OTCBB. On or about May 23, 2005, Registrant’s common shares were approved for listing on the OTCBB under the symbol SEYR.

     For information concerning the Registrant’s operations, business environment and other issues, please refer to Registrant’s most recent Form 10-K for the year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE ENERGY SERVICES, INC. a Delaware corporation, Registrant By: /s/ Konstantin Tsiryulnikov Konstantin Tsiryulnikov, President

June 28, 2005